EXHIBIT 4.1

Execution Version

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of August 23, 2006, is made and entered into between Internet Security Systems, Inc., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, a Massachusetts limited liability company (the “Rights Agent”) is to the Rights Agreement between the Company and SunTrust Bank, a Georgia banking corporation (“SunTrust”), dated as of July 18, 2002 (the “Rights Agreement”).

WHEREAS, pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, (i) the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights or Common Shares, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment;

WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and to direct the Rights Agent to execute this Amendment;

WHEREAS, the Rights Agent acquired the stock transfer business of SunTrust; and

WHEREAS, pursuant to such acquisition, the Rights Agent assumed the rights and obligations of SunTrust under the Rights Agreement and is now the Rights Agent party to the Rights Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Direction to Rights Agent. The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.

Section 2. Certifications.

(a) The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to the Rights Agent that (i) he is an “officer” of the Company as such term is used in Section 27 of the Rights Agreement and (ii) this Amendment is in compliance with Section 27 of the Rights Agreement.

(b) The undersigned officer of the Rights Agent, being duly authorized on behalf of the Rights Agent, hereby certifies on behalf of the Rights Agent to the Company that the Rights Agent, as the assign of SunTrust, (i) is the Rights Agent currently party to the Rights Agreement and (ii) has the proper power and authority to authorize, execute and make effective this Amendment.

Section 3. Amendment of Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) Section 1 of the Rights Agreement is hereby amended by inserting the following subsections at the end of such Section 1:

“(nn) “Merger” shall have the meaning set forth in the Merger Agreement.

(oo) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of August 23, 2006, among the Company, International Business Machines Corporation (“Parent”), a New York corporation, and Aegis Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”) as it may be amended from time to time.

(b) Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentences at the end of such Section 1(a):

“Notwithstanding anything in this Section 1(a) to the contrary, neither the Parent, Sub nor any of their respective Subsidiaries, Affiliates or Associates (collectively, the “Parent Group”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution and delivery of the Merger Agreement or the entering into of any agreements, arrangements or understandings by any member of the Parent Group in connection with the Merger Agreement or any of the transactions contemplated thereby if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) is referred to herein as an “Exempted Transaction”.”

(c) Section 1(d) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(d):

“Notwithstanding anything in this Section 1(d) to the contrary, the Parent Group shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.”

(d) Section 1(gg) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(gg):

“Notwithstanding anything in this Section 1(gg) to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction or the public announcement thereof.”

(e) Section 1(ll) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(ll):

“Notwithstanding anything in this Section 1(ll) to the contrary, a Triggering Event shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

(f) Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 3(a):

“Notwithstanding anything in this Section 3(a) to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

(g) Section 7(a) of the Rights Agreement is hereby deleted and restated to read in its entirety as follows:

“(a) Subject to Section 7(e), at any time after the Distribution Date, the holder of record of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement, including without limitation, the restrictions on exercisability set forth in Section 9(b), Section 11(a)(iii) and Section 23(a)), in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained in the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a Junior Preferred Share (or other securities, cash or other assets, as the case may be, as to which such surrendered Rights are then exercisable), subject to adjustment as provided in this Agreement, at or prior to the earlier of (i) the earlier of (x) the Close of Business on July 11, 2012 (as such date may be extended by the Board of Directors) and (y) immediately prior to the effective time of the Merger as provided in the Merger Agreement (the “Effective Time”), but only if such Effective Time shall occur (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (such date being herein referred to as the “Expiration Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24.”

(h) The Rights Agreement is hereby amended by adding a new Section 35 to the end of the Rights Agreement, which new Section 35 shall read in its entirety as follows:

“Section 35. TERMINATION. At the Final Expiration Date, (a) this Agreement shall be terminated and be without any further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Junior Preferred Shares or any other securities of the Company. Notwithstanding the foregoing, Section 18 hereof shall survive the termination of this Agreement. The Company will notify in writing the Rights Agent of the Effective Time. The Rights Agent will not be deemed to have knowledge of the Effective Time unless and until it has received such written notice.”

Section 4. Effectiveness; No Other Modification. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 3 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 6. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.

Section 7. Governing Law and Interpretation. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions of this Amendment to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

INTERNET SECURITY SYSTEMS, INC.

By:	/s/ Thomas E. Noonan
Name:	Thomas E. Noonan
Title:	CEO

COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/s/ Michael J. Lang
Name:	Michael J. Lang
Title:	Sr. Managing Director, Relationship Management

[Signature Page to Amendment No. 1 to Rights Agreement]